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                                                               EXHIBIT 4(d)(iii)

                              AMENDED AND RESTATED
                              OFFICERS' CERTIFICATE
                    PURSUANT TO SECTION 301 OF THE INDENTURE


                  We, the undersigned Wm. M. Warren, Jr. and G. C. Ketcham, Chairman of the Board, President and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Treasurer, respectively, of Energen Corporation (the "Company"), in accordance with Section 301 of the Indenture, dated as of September 1, 1996 (the "Indenture"), of the Company to The Bank of New York, as trustee (the "Trustee"), and pursuant to the Board Resolution adopted by the Company's Board of Directors (capitalized terms used herein and not defined herein have the meaning specified in the Indenture) as of November 25, 1997, do hereby establish a series of debt securities with the following terms and characteristics and, by delivering this certificate pursuant to
Section 301 of the Indenture, do hereby amend and restate in entirety, and supersede, that certain certificate delivered by the Company to the Trustee on January 29, 1998 pursuant to Section 301 of the Indenture (the lettered clauses set forth below corresponding to the lettered subsections of Section 301 of the Indenture):

                  (a) the title of the securities of such series shall be "Medium-Term Notes, Series B" (the "Notes");

                  (b) the aggregate principal amount of Notes which may currently be authenticated and delivered under the Indenture shall be limited to $250,000,000, except as contemplated in Section 303 of the Indenture;

                  (c) interest on the Notes shall be payable to the Person or Persons in whose names the Notes are registered at the close of business on the Regular Record Date (as hereinafter defined) for such interest, except as otherwise expressly provided in the forms attached hereto as Exhibit A-1, Exhibit A-2, and Exhibit A-3, respectively, and hereby authorized and approved, of Selling Agency Fixed Rate Note (as hereinafter defined), Underwritten Fixed Rate Note (as hereinafter defined) and Floating Rate Note (as hereinafter defined);

                  (d) the date or dates on which the principal of the Notes shall be payable shall be determined at the time of sale of the Notes, or any Tranche thereof, by the proper officers of the Company and communicated to the Trustee by Company Order, or by the proper officers of the Company pursuant to the Administrative Procedures (the "Administrative Procedures") attached as Exhibit A to the Selling Agency Agreement dated January 29, 1998 (the "Selling Agency Agreement") among the Company, Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, A.G. Edwards & Sons, Inc., and Morgan Keegan & Company, Inc. as Agents; provided, however, that in no event shall any Note have a term less than nine months;

                  (e) the Notes, or any Tranche thereof, may bear interest, at a fixed rate (any such Note being hereinafter called a "Fixed Rate Note" and such Fixed Rate Notes may be offered pursuant to Paragraph 2(a) of the Selling Agency Agreement (the "Selling Agency Fixed


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Rate Notes") or pursuant to Paragraph 2(b) of the Selling Agency Agreement (the
"Underwritten Fixed Rate Notes")) or at a floating rate (any such Note being hereinafter called a "Floating Rate Note"), or they may bear no interest, all as determined by the proper officers of the Company as follows: there shall be determined by the proper officers of the Company and communicated to the Trustee by Company Order, or by the proper officers of the Company pursuant to the Administrative Procedures, at the time of sale of the Notes or any Tranche thereof, (1) in the case of Fixed Rate Notes, the interest rate or rates (including the interest rate on overdue principal, premium or interest, if any) applicable to such Fixed Rate Notes, or Tranche thereof, and (2) in the case of Floating Rate Notes, the Initial Interest Rate, the Base Rate (which shall be the Commercial Paper Rate, LIBOR, the Treasury Rate or any other Base Rate determined at the time of sale of the Notes or Tranche thereof), the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Interest Payment Period, the Interest Reset Period, the Interest Reset Dates, the Rate Determination Dates, the Index Maturity, the Spread, if any, the Spread Multiplier, if any (each of such terms being referred to in the form of Floating Rate Note attached hereto), and the interest rate on overdue principal, premium or interest, if any, applicable, to such Floating Rate Notes or Tranche thereof; interest shall accrue on any Note from the original Issue Date specified in such Note or the most recent date to which interest has been paid or duly provided for, or, if the authentication date of the Note is after any Regular Record Date but before the next succeeding Interest Payment Date, from the next succeeding Interest Payment Date; the Interest Payment Dates for the Fixed Rate Notes shall be February 1 and August 1, unless otherwise specified by the proper officers of the Company and communicated to the Trustee by Company Order, and the Regular Record Dates with respect to such Interest Payment Dates shall be January 15 and July 15, respectively (whether or not a Business Day), unless otherwise specified by the proper officers of the Company and communicated to the Trustee by Company Order; the Interest Payment Dates on Floating Rate Notes shall be determined at the time of sale of the Notes or Tranche thereof by the proper officers of the Company and communicated to the Trustee by Company Order, or determined by the proper officers of the Company pursuant to the Administrative Procedures, and the Regular Record Date with respect to each such Interest Payment Date shall be the date 15 calendar days immediately preceding such Interest Payment Date (whether or not a Business Day); and interest on Floating Rate Notes which employ the Treasury Rate as the Base Rate shall be computed on the basis of the actual number of days in the year;

                  (f) the corporate trust office of The Bank of New York in the City of New York, State of New York shall be the office or agency of the Company at which the principal of and premium, if any, and interest, if any, on the Notes shall be payable, at which Notes may be surrendered for registration of transfer and exchange and at which notices and demands to or upon the Company with respect of the Notes and the Indenture may be served;

                  (g) the Notes, or any Tranche thereof, shall be redeemable in whole or in part, at the option of the Company as and to the extent determined at the time of sale of the Notes or any Tranche thereof by the proper officers of the Company and communicated to the Trustee by Company Order, or determined by the proper officers of the Company pursuant to the Administrative Procedures;

                  (h) the obligation, if any, of the Company to redeem or purchase the Notes or any Tranche thereof pursuant to any sinking fund or analogous provisions or at the option of a


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Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Notes or Tranche thereof shall be redeemed or purchased, in whole or in part, pursuant to such obligation shall be determined at the time of sale of the Notes or Tranche thereof by the proper officers of the Company and communicated to the Trustee by Company Order, or determined by the proper officers of the Company pursuant to the Administrative Procedures;

                  (i) Notes issued shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000; provided, however, that Notes issued in global form shall not be issued in principal amounts in excess of $250,000,000;

                  (j) the Notes may be issued in whole or in part in global form and the depositary for Notes issued in global form shall be The Depository Trust Company; interests in Notes issued in global form may not be exchanged, in whole or in part, for the individual securities represented thereby, except that
(l) if the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed, the Company will issue individual certificated notes in exchange for global notes and (2) the Company may at any time and in its sole discretion determine not to have any particular Tranche of Notes represented by one or more global notes and, in such event, will issue individual certificated notes in exchange for the corresponding tranche of global notes;

                  (k)      not applicable;

                  (l)      not applicable;

                  (m)      not applicable;

                  (n) see clause (e) with respect to the interest rate or rates on Floating Rate Notes;

                  (o) the extent to which the Notes, or any Tranche thereof, shall be specified on the face thereof to be Original Issue Discount Securities shall be determined at the time of sale of such Notes or Tranche thereof by the proper officers of the Company and communicated to the Trustee by Company Order, or determined by the proper officers of the Company pursuant to the Administrative Procedures, and the portion of the principal amount of any such Note issued as an Original Issue Discount Security which shall be payable upon a declaration or acceleration of Maturity thereof pursuant to section 802 of the Indenture shall be the Amortized Face Amount (as defined in the forms of Notes attached hereto) of such Note as of the date of such acceleration;

                  (p) not applicable; provided, however, that the Company reserves the right to make, by one or more Officers' Certificates supplemental to this Officers' Certificate any additional covenants of the Company for the benefit of the Holders of the Notes or any Tranche thereof, or any additional Events of Default with respect to all or any series of securities Outstanding;

                  (q)      not applicable;

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                  (r)      not applicable;

                  (s) no service charge shall be made for the registration of transfer or exchange of Securities; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or transfer;

                  (t) in the case of any Fixed Rate Note, if any Interest Payment Date, any Redemption Date or the Stated Maturity Date (as specified in such Fixed Rate Note) shall not be a Business Day (as defined in the forms of Selling Agency Fixed Rate Note and Underwritten Fixed Rate Note attached hereto), payment of amounts due thereon on such date may be made on the next succeeding Business Day (as defined in the forms of Selling Agency Fixed Rate Note and Underwritten Fixed Rate Note attached hereto), and if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to such Business Day; in the case of any Floating Rate Note, if any Interest Payment Date (as specified in such Floating Rate Note) would otherwise be a day that shall not be a Business Day (as defined in the form of Floating Rate Note attached hereto) each Interest Payment Date will be postponed until the next succeeding Business Day (as defined in the form of Floating Rate Note attached hereto), except that, if the Base Rate specified in such Floating Rate Note is LIBOR and such next succeeding Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day (as defined in the form of Floating Rate Note attached hereto). If the Stated Maturity or Redemption Date of a Floating Rate Note is not a Business Day, payments of principal and interest due on such Floating Rate Note may be made on the next succeeding Business Day, and no interest shall accrue on such amounts for the period from and after such Stated Maturity Date or Redemption Date, as the case may be, to such next succeeding Business Day; and

                  (u) the Notes shall be substantially in the forms of Selling Agency Fixed Rate Note, Underwritten Fixed Rate Note and Floating Rate Note attached hereto and hereby authorized and approved and shall have such further terms as set forth in such forms.

                  IN WITNESS WHEREOF, we have hereunto signed our names this 27th day of February, 1998.



                                ----------------------------------------------
                                            Wm. M. Warren, Jr.
                                          Chairman of the Board,
                                   President and Chief Executive Officer



                                ----------------------------------------------
                                               G. C. Ketcham
                                         Executive Vice President,
                                   Chief Financial Officer and Treasurer